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                              VISX, INCORPORATED
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

                                 [VISX Logo]




                                                    April 18, 2003

TO OUR STOCKHOLDERS:

      The 2003 Annual Meeting of Stockholders of VISX, INCORPORATED, has been scheduled for Friday, May 23, 2003, at our principal executive offices located at 3400 Central Expressway, Santa Clara, California 95051 at 11:30 a.m., local time. We hope that you can attend the meeting. Your vote is important. Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed GOLD proxy card TODAY.

                            VISX--THE MARKET LEADER

      In 2002, for the third year in a row, VISX achieved a 60 percent market share of the U.S. laser vision correction procedures market. Our Board of Directors and management team are firmly committed to retaining this leadership position and building value for our stockholders by doing what we do best -- providing our customers worldwide with state-of-the-art products and superior service. We are also closely monitoring our operating costs so that we can continue to deliver a solid financial performance. Last year, despite a difficult economic environment, we generated operating margins of 20 percent and over $40 million in cash from operations. We also reinvested a significant amount of our free cash flow into R&D and marketing to support our future growth.

      We believe that stock repurchases, at attractive prices, are a prudent use of our capital. Over the past year, we repurchased nearly four million shares of stock, and we have repurchased approximately 20 million shares since we initiated our stock repurchase program in 1997.

      I am also very pleased to announce that we recently reached a global settlement with Nidek regarding our patents. This settlement, which includes cross-licensing provisions, will enable us to avoid years of additional legal expenses and to focus our attention and resources on growing the market for laser vision correction.

                           POISED FOR FUTURE GROWTH

      Our commitment to innovation is our commitment to the future. In 2002, following several years of development, we introduced CustomVue[TM], a laser vision correction procedure that has the potential to improve vision beyond contacts and glasses. We are seeing excellent results from CustomVue[TM] procedures in international markets. In the U.S., where we are awaiting FDA approval, over half of our customers are already equipped to use CustomVue[TM] to perform custom ablation. While we cannot be certain, we expect approval this quarter. We believe CustomVue[TM] will provide us with an extraordinary opportunity to gain incremental revenue and profit from VISX procedures as well as reinvigorate demand for laser vision correction.

      In the U.S., an estimated 1.15 million procedures were performed in 2002, yielding a cumulative penetration rate for laser vision correction surgery of just 5% of available consumers. In other words, there are about 50 million to 60 million people, over 100 to 120 million eyes that are good candidates for laser vision correction in the U.S. We believe that VISX's established leadership position and innovative CustomVue[TM] technology make us uniquely equipped to expand our penetration of this large and lucrative market.

                     PROTECT THE VALUE OF YOUR INVESTMENT
                        AND THE FUTURE OF YOUR COMPANY

      You may be receiving proxy materials from Carl Icahn seeking your vote at our Annual Meeting to elect Keith Meister, a 30 year-old employee of one of Mr. Icahn's affiliates, to our Board of Directors. VISX believes that Mr. Meister lacks the relevant experience to help the Company capitalize on the exciting growth opportunities mentioned above. We also believe that, as an employee of Mr. Icahn's, Mr. Meister would lack the objectivity required to ensure that he would act in the best interest of all VISX stockholders.

      In contrast, your current Board of Directors is comprised of seasoned leaders who collectively have decades of experience in the medical and ophthalmic industry and significant mergers and acquisitions experience. Moreover, six out of these seven individuals are independent. I am the only management Director who serves on our Board. All seven Directors have prior experience serving on public company boards, and all of us hold or have held senior level executive positions in a NYSE or NASDAQ listed company.

      The current composition of the VISX Board of Directors provides us with both the industry expertise and the transaction experience we need to evaluate opportunities and make decisions that will create long-term value for all of our stockholders. We believe that the addition of an individual without any knowledge of our market in the employ of a stockholder primarily focused on creating a liquidity event for his investment in our company would significantly disrupt this process.

      Your Board of Directors unanimously recommends that VISX stockholders vote the GOLD proxy card today FOR your Board's director nominees. In the event you receive proxy materials from the Icahn group, we urge you not to sign or return the Icahn group's proxy card.

                            YOUR VOTE IS IMPORTANT

      Whether or not you plan to attend the Annual Meeting, we request that you complete, date, sign and return the enclosed GOLD proxy card promptly and discard any materials that you may receive from Mr. Icahn and his affiliates.

      IF YOU HAVE ANY QUESTIONS ABOUT VOTING OR NEED OTHER ASSISTANCE, PLEASE CALL MACKENZIE PARTNERS, INC., THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES, TOLL-FREE AT 1(800) 322-2885 OR COLLECT AT 1(212) 929-5500.

      On behalf of your Board of Directors, I thank you for your continued confidence and support.

                               Sincerely,


                               ELIZABETH H. DAVILA
                               Chairman, President,
                               and Chief Executive Officer

      This letter contains certain forward-looking statements based on current expectations, forecasts, and assumptions of VISX that involve risks and uncertainties. Forward-looking statements in this letter, including statements regarding our future leadership position and financial performance, the anticipated FDA approval of CustomVue[TM], the ability to gain incremental revenue and profit from VISX procedures and reinvigorate demand for laser vision correction, the avoidance of years of additional legal expenses through the settlement of the Nidek litigation, and the expansion of our current market penetration, are based on information available to the Company as of the date hereof. The Company's actual results could differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with the Company's business, which include the risk factors disclosed in the Company's most recent filings with the Securities and Exchange Commission, including VISX's Annual Report and Form 10K for the year ended December 31, 2002. The Company assumes no obligation to update the information included in this letter, whether as a result of new information, future events or otherwise.

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      If you have any questions, require assistance in voting your GOLD proxy card(s), or need additional copies of VISX's proxy materials, please call
         MacKenzie Partners, Inc. at the phone numbers listed below.
                        [MacKenzie Partners, Inc.Logo]

                              105 Madison Avenue
                              New York, NY 10016
                         proxy@mackenziepartners.com
                        (212) 929-5500 (call collect)
                                      or
                           TOLL-FREE (800) 322-2885
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